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                                                                EXHIBIT 14




     In connection with the solicitation and sale of variable annuity contracts to participants of plans qualified under Section 403(b) of the Internal Revenue Code, the Registrant hereby represents, in reliance upon No-Action Letter IP-6-88, that it has:

     (1) included appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

     (2) included appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

     (3) instructed sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants; and

     (4) obtained from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (i) the restrictions on redemption imposed by Section 403(b)(11), and (ii) the investment alternatives available under the employer's Section 403(b) arrangement, to which the participant may elect to transfer his or her contract value.


                                               By:  /s/ ROBERT C. HAMILTON
                                                  ----------------------------
                                                  Name:  Robert C. Hamilton
                                                  Title: Second Vice President
                                                  Date:  January 11, 1996